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                          HOWARD & HOWARD LETTERHEAD




                              September 24, 1997


The Fountain Square Funds
Suite 1000
3435 Stelzer Road
Columbus, Ohio 43219

Attn: Jeffrey C. Cusick, Secretary

      Re: Rule 24f-2 Notice Dated September 25, 1997

Greetings:

      We serve as counsel to The Fountain Square Funds (the "Funds"), a Massachusetts business trust. This letter is furnished at your request in connection with the filing by the Funds of a Notice dated September 25, 1997 (the "Notice"), pursuant to Rule 24f-2 promulgated by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the registration by the Funds of an indefinite number of units of beneficial interest under the Securities Act of 1933, as amended. In the Notice, the Funds reported the net sale during the fiscal year ended July 31, 1997, of an aggregate of $913,120,389 in units of beneficial interest (the "Shares") of the Funds.

      We have examined the Notice and originals or copies, certified or otherwise identified to our satisfaction, of such other records, certificates and other documents as we considered necessary or appropriate for purposes of the opinion hereinafter expressed. As to matters of fact relevant to such opinion, we have relied upon the accuracy of the Notice and the statements made therein. The Shares which are currently being registered pursuant to the Notice referred to above may be legally and validly issued from time to time in accordance with the Declaration of Trust of The Fountain Square Funds upon receipt of consideration sufficient to comply with the Declaration of Trust and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable by the Funds.

      We hereby consent to the filing of this opinion with the Notice. This opinion is rendered pursuant to the requirements of Rule 24f-2, and it may be relied upon only by you and the Securities and Exchange Commission, and may not be used, quoted, or referred to or filed with any other person without our prior written permission.


                                             Very truly yours,


                                             HOWARD & HOWARD ATTORNEYS, P.C.

                                             /s/ Melanie Mayo West
                                             -------------------------------
                                             Melanie Mayo West

MMW:aar
cc: Michael Cassani
    Gregory Harris